Exhibit 9(c)

Form of Amended Schedule A
to
Transfer Agency and Registrar Agreement

As amended on October ___, 1993

Schedule A



Lehman Brothers Daily Income Fund
Lehman Brothers Municipal Income Fund
Lehman Selected Growth Stock Portfolio
Lehman Mexican Growth and Income Portfolio
Lehman Latin America Dollar Income Portfolio

	Each Fund shall pay the Transfer Agent an annualized fee of $15.00 per shareholder account that is open during any monthly period. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

	Each Fund shall pay the Transfer Agent an additional fee of $.125 per closed amount per month applicable to those shareholder accounts which close in a given month and remain closed through the following month-end billing cycle. Such fee shall be billed by the Transfer Agent monthly in arrears.

Lehman Brothers International Equity Fund
Lehman Brothers International Bond Fund
Lehman Brothers Global Emerging Markets Equity Fund
Lehman Brothers Global Emerging Markets Bond Fund
Lehman Brothers High Grade Fixed-Income Fund
Lehman Brothers Large Capitalization U.S. Equity Fund
Lehman Brothers New York Municipal Bond Fund
Lehman Brothers Municipal Bond Fund

Class A shares

	Each Fund shall pay the Transfer Agent an annualized fee of $11.00 per shareholder account that is open during any monthly period. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such a month.


Class B shares

	Each Fund shall pay the Transfer Agent an annualized fee of $12.50 per shareholder account that is open during any monthly period. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such a month.

Class C shares

	Each Fund shall pay the Transfer Agent an annualized fee of $9.50 per shareholder account that is open during any monthly period. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such a month.

Class W shares

	Each Fund shall pay the Transfer Agent an annualized fee of $8.50 per shareholder account that is open during any monthly period. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such a month.

Additional fees

	In addition to the fees specified above, each Fund shall pay the Transfer Agent an additional fee of $.125 per closed account per month applicable to the accounts of those holders of Class A shares, Class B shares, Class C shares and Class W shares which close in a given month and remain closed through the following month-end billing cycle. Such fee shall be billed by the Transfer Agent monthly in arrears.

Premier Shares and Select Shares

	Each Fund shall pay the Transfer Agent an annualized fee of one and one-half points (.00015%) of the first $5 billion of assets under management by the Fund, one basis points (.0001%) of the first assets under management by the Fund between $5 billion and $10 billion, and eight-tenths of one basis points (.0008%) of the first assets under management by the Fund in excess of $10 billion. Such fee shall be based solely on the assets under management of the relevant Fund allocated to the Select Shares and Premier Shares of the Fund. Such fee shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee.

	Each Fund shall pay the Transfer Agent a minimum monthly payment of $2,500 and an additional minimum per-class charge of $500 if the Fund adds a third class of shares offered to institutional investors and of $1,000 for each institutional class in excess of three classes.

	These fees, on October __, 1996 and on each subsequent October __ thereafter, shall be increased by a percentage amount equal to the percentage increase for the then previous twelve month in the then current Consumer Price Index (all urban consumers) or its successor index.

	Notwithstanding the foregoing, if all other service providers to a particular Fund waive all of their respective fees, charges and other payments from the Fund for the same period, the Transfer Agent shall waive all fees, but not the out-of-pocket reimbursements, for the 180 days immediately following October __, 1994. If some or all of the other service providers to a Fund waive some portion of their respective fees, charges and other payments from the Fund for the same period, the Transfer Agent shall consider waiving a proportional amount of its fees, but not the out-of-pocket reimbursements, for the 180 days immediately following such date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date set forth above.

LEHMAN BROTHERS FUNDS, INC.


By:
	Name:
	Title:


THE SHAREHOLDERS SERVICES GROUP, INC.


By:
	Name:
							Title:

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lehman\retail\agrmts\amentra2.doc